Exhibit (b)(3)

AMENDMENT DATED MARCH 10, 2016

TO THE

BY-LAWS OF

JOHN HANCOCK FUNDS III

DATED JUNE 9, 2005 AS AMENDED

Section 4.3 of ARTICLE IV is hereby amended and replaced in its entirety by the following:

Section 4.3    Retirement Age.   The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.